Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1 of DFP Holdings Limited of our report dated May 12, 2023, relating to the consolidated financial statements of DFP Holdings Limited as of September 30, 2022, and for the period from December 8, 2021 (Inception) to September 30, 2022, (which report includes an explanatory paragraph as to the Company’s ability to continue as a going concern). We also consent to the reference to our firm under the heading “Experts”.

/s/Weinberg & Company, P.A.

Los Angeles, California

May 12, 2023